Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		October 31, 2017
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced improved results for the third quarter of 2017 and the nine months ending September 30, 2017.
Net sales for the third quarter ended September 30, 2017 were $292.0 million compared to $237.2 million during the third quarter of 2016. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 0.7% in the third quarter of 2017 versus the third quarter of 2016. The average selling price of wire per copper pound sold increased 25.7% in the third quarter of 2017 versus the third quarter of 2016, driving the 23.1% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 30.1% versus the third quarter of 2016. Net income for the third quarter of 2017 increased 132.8% to $14.0 million versus $6.0 million in the third quarter of 2016. Fully diluted net earnings per common share were $0.67 in the third quarter of 2017 versus $0.29 in the third quarter of 2016.
Net sales for the nine months ended September 30, 2017 were $863.0 million compared to $701.5 million during the same period in 2016. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 5.6% in the nine months ended September 30, 2017 versus the nine months ended September 30, 2016. The average selling price of wire per copper pound sold increased 18.8% in the nine months ended September 30, 2017 versus the nine months ended September 30, 2016, driving the 23.0% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 23.8% versus the nine months ended September 30, 2016. Net income for the nine months ended September 30, 2017 increased 71.7% to $38.5 million versus $22.4 million in the same period in 2016. Fully diluted net earnings per common share were $1.85 in the nine months ended September 30, 2017 versus $1.08 in the same period in 2016.
On a sequential quarter comparison, net sales for the third quarter of 2017 were $292.0 million versus $291.5 million during the second quarter of 2017. Sales dollars remained flat due to a 9.0% unit volume decrease of copper building wire sold, offset by a 10.9% increase in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices increased primarily due to an increase of 9.9% in the price of copper purchased. Net income for the third quarter of 2017 was $14.0 million versus $10.9 million in the second quarter of 2017. Fully diluted net income per common share was $0.67 in the third quarter of 2017 versus $0.52 in the second quarter of 2017.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are very pleased with our improved results in the third quarter and on a year to date comparison. There are some key items to note. Net sales dollars increased significantly, in both the quarterly and nine month comparisons of 2017 to 2016. The increased top line was driven primarily by both higher copper raw material prices as well as increased unit sales volumes. Unit volumes in the first nine months of 2017 were up 5.6% in copper pounds shipped versus the first nine months of last year. Margins increased strongly in both the quarterly and nine month comparisons of 2017 versus 2016. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 17.8% in the third quarter of 2017 versus the third quarter of 2016, and increased 9.8% on the nine month comparison while increasing 13.0% on a sequential quarter comparison. The copper spread expanded 17.8% as the average price of copper purchased increased 30.1% in the third quarter of 2017 versus the third quarter of 2016, while the average selling price of wire sold increased 25.7%. The percentage change on sales is on a higher nominal dollar amount than on purchases and, therefore, spreads change on a nominal dollar basis.

The margin changes were due primarily to the competitive pricing environment in the industry, along with the impact from the hurricanes that hit portions of the U.S. in the quarter. We took prices up somewhat above our competitors in mid-August, 2017, in an attempt to lead an industry margin increase. Our volumes decreased slightly as a result, but we held our ground until, coincidentally, Hurricane Harvey hit the Gulf Coast. With the concentration of petrochemical plants in that area, including many plastic plants on which our industry relies, we held prices up to protect the supply of wire for customers who need and appreciate timely delivery. We chose this course in the face of the uncertainty of plastic supplies in September. While this course of action impacted our unit volumes, it culminated in very strong earnings, once again highlighting the fact that our earnings are driven by spreads.
The U.S. economy appears strong, as is construction activity. We believe that some of our financially stressed competitors have struggled and acted erratically in what we consider a strong business environment, when volumes are good and margins should also be strong. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $101.4 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the third quarter results on Wednesday, November 1, 2017, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 888-517-2513, and the passcode is 6929977#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 6929977#, until December 1, 2017. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.

The Company has reconciled EBITDA with net income for fiscal years 1996 to 2016 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2017	2016	2017	2016
Net Income	$13,964	$5,999	$38,529	$22,437
Income Tax Expense	6,129	3,107	18,621	11,431
Interest Expense	60	60	177	177
Depreciation and Amortization	3,965	4,078	11,613	13,008
EBITDA	$24,118	$13,244	$68,940	$47,053

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets
Cash	$101,367	$95,753
Receivables, net	222,951	184,876
Inventories	95,419	93,274
Prepaid Expenses and Other	2,906	2,479
Total Current Assets	422,643	376,382
Property, Plant and Equipment, net	285,529	281,389
Other Assets	193	193
Total Assets	$708,365	$657,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$32,158	$18,577
Accrued Liabilities and Other	29,801	32,305
Total Current Liabilities	61,959	50,882
Long-Term Liabilities
Non-Current Deferred Income Taxes	33,763	33,973
Total Long-Term Liabilities	33,763	33,973
Total Liabilities	95,722	84,855
Stockholders’ Equity
Common Stock	268	268
Additional Paid-in Capital	57,563	55,311
Treasury Stock	(91,056)	(91,056)
Retained Earnings	645,868	608,586
Total Stockholders’ Equity	612,643	573,109
Total Liabilities and Stockholders’ Equity	$708,365	$657,964

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

Net Sales	$292,030	100.0%	$237,168	100.0%	$862,956	100.0%	$701,543	100.0%
Cost of Sales	252,943	86.6%	209,350	88.3%	748,792	86.8%	614,951	87.7%
Gross Profit	39,087	13.4%	27,818	11.7%	114,164	13.2%	86,592	12.3%

Selling, General and Administrative Expenses	19,142	6.6%	18,721	7.9%	57,198	6.6%	52,756	7.5%
Operating Income	19,945	6.8%	9,097	3.8%	56,966	6.6%	33,836	4.8%

Net Interest & Other Expense	148	0.1%	9	—%	184	—%	32	—%
Income before Income Taxes	20,093	6.9%	9,106	3.8%	57,150	6.6%	33,868	4.8%

Income Taxes	6,129	2.1%	3,107	1.3%	18,621	2.2%	11,431	1.6%
Net Income	$13,964	4.8%	$5,999	2.5%	$38,529	4.5%	$22,437	3.2%

Basic Earnings Per Share	$0.67		$0.29		$1.86		$1.08
Diluted Earnings Per Share	$0.67		$0.29		$1.85		$1.08
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,758		20,704		20,749		20,696
Diluted	20,837		20,775		20,835		20,763
Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06